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                               Exhibit 23 (d) (1)

                          Investment Advisory Contract

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                         INVESTMENT MANAGEMENT AGREEMENT

     THS INVESTMENT MANAGEMENT AGREEMENT made as of the 27st day of December, 1985, by and between CALIFORNIA INVESTMENT TRUST I, a Massachusetts Business Trust (hereinafter called the "Trust"), and CCM Partners, a California Limited Partnership (hereinafter called the "Manager").

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940; and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

     WHEREAS, the Trust desires to retain the Manager to render advice and services to the Trust and to each of the separate series formed under the Trust (such series hereinafter referred to individually as a "Fund" and collectively as the "Funds") pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.


     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Trust and each of the Funds, subject to the supervision and direction of the Trust's Board of Trustees. The Manager shall, except as otherwise provided for herein, render or make available all services needed for the management and operation of the Trust and the Funds, and shall, as part of its duties hereunder, (i) furnish the Trust with advice and recommendations with respect to the investment of the Funds' assets and the purchase and sale of their portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations,
(ii) furnish the Trust with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may request, and (iii) in general superintend and manage the investments of the Trust and the Funds, subject to the ultimate supervision and direction of the Trust's Board of Trustees.

     2. The Manager shall use its best judgment and efforts in rendering the advice and services to the Trust as contemplated by this Agreement.

     3. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust. It is expressly understood and agreed that the services to be rendered by the Manager to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     4. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Trust and the Funds, in the preparation of reports and information, and in the management of the Funds' assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

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     5. The  Trust  will  from  time to time  furnish  to the  Manager  detailed statements of the investments and assets of the Trust and the Funds and information as to their respective investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to the Funds' investments as may be in the possession of the Trust or available to it, together with such other information as the Manager may reasonably request,

     6. The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement. The Trust and each Fund shall bear and pay for all other expenses of their operation, including, but not limited to, expenses incurred in connection with the issuance, registration and transfer of their shares; fees of their custodian, transfer and shareholder servicing agent; costs and expenses of pricing and calculating each Fund's daily net asset value and of maintaining its books of account as required by the Investment Company Act of 1940; expenditures in connection with meetings of the Trust's shareholders and trustees, except those called solely to accommodate the Manager; salaries of officers and fees and expenses of trustees or members of any advisory board or committee of the Trust who are not members of, affiliated with or interested persons of the Manager; salaries of and costs related to personnel involved in placing orders for the execution of the Funds' portfolio transactions or in maintaining registration of the Funds' shares under state securities laws; insurance premiums on property or personnel of the Trust which inure to its benefit; the cost of preparing and printing reports, proxy statements, prospectuses, and statements of additional information of the Trust or other communications for distribution to its shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses of registering and maintaining registration of the Trust's shares for sale under Federal and applicable State securities laws; and all other charges and costs of the Trust's operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed. To the extent the Manager incurs any costs or performs any services, which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the Trust is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Trust only to the extent of the Manager's costs for such services, including the cost of personnel, office space, and other facilities applicable to the furnishing of such services.

     7. (a) Each Fund shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Trust and the Funds pursuant to this Agreement, a management fee computed at the following annual percentages of the average daily net assets of each Fund:

     0.50% on the first $100 million of net assets; plus
     0.45% on net assets from $100 million to and including $500 million; plus 0.40% on net assets in excess of $500 million.

          (b) The management fee shall be accrued daily by each Fund and paid to the Manager on the first business day of the succeeding month.

          (c) To the extent that the gross operating costs and expenses of each Fund (excluding any extraordinary expenses, such as litigation) exceed 1.00% of such Fund's average daily net asset value for any one (1) fiscal year, the Manager shall reimburse such Fund for the amount of such excess expenses.

          (d) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement. If this Agreement is terminated prior to the end of any month, the fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

          (e) The Manager may waive any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement. Any such waiver shall be applicable only with respect to the specific items waived and shall not constitute a waiver of any future compensation or reimbursement due to the Manager hereunder.

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     8. The Manager  agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Trust. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act of 1940, as amended.

     9. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

     10. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that maybe sustained in the purchase, holding or sale of any security by the Funds.

          (b) Notwithstanding the foregoing, the Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Manager or any of its partners where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the interests or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such interests or control) which shall have been undertaken without the prior, express approval of the Trust's Board of Trustees; or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, partners, employees, or agents, So long as this Agreement is in effect, the Manager shall pay to the Trust the amount due for expenses subject to this Subparagraph 10(b) within thirty (30) days after a bill or statement has been received from the Trust therefor. This provision shall not be deemed to be a waiver of any claim which the Trust may have or may assert against the Manager or others for costs, expenses, or damages heretofore incurred by the Trust or for costs, expenses, or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

          (c) No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or partner or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended.

     11. The Trust's employment of the Manager is not an exclusive arrangement, and one or more Funds may from time to time employ other individuals or entities to furnish them with the services provided for herein. In the event that one or more of the Funds elect to terminate or not continue this Agreement with the Manager, then the Manager shall have no duty and be under no obligation to continue providing such Fund or Funds the services provided for herein.

     12. This Agreement shall remain in effect until December 27, 1987, unless sooner terminated as hereinafter provided, and shall continue in effect with respect to each of the Funds for periods not exceeding one (1) year thereafter so long as such continuation is approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund desiring to continue the Agreement, and (ii) the vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

     13. This Agreement may be terminated by each of the Funds at any time with respect to such Fund, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the terminating Fund or Funds, upon sixty (60) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to the respective Fund.

     14. This Agreement shall terminate automatically with respect to all Funds in the event of any transfer or assignment thereof, as defined in the Investment Company Act of 1940, as amended.

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     15. This Agreement may not be transferred,  assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Trust and each of the Funds.

     16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     17.  The  terms  "majority  of  the  outstanding   voting  securities"  and
"interested persons" shall have the meanings as set forth in the Investment Company Act of 1940, as amended.

     18. The Manager acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Article VIII of its Agreement and Declaration of Trust. The Manager agrees that the Trust's obligations hereunder shall be limited to the Trust and to the assets of each respective Fund, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                         CALIFORNIA INVESTMENT TRUST I
                                         By ________________________________
                                         P.W. McClanahan
                                         Vice President


                                         CCM PARTNERS,
                                         A California Limited Partnership
                                         By _______________________________
                                         RFS Partners Richard F Shelton /s/
                                         General Partner.